Exhibit 5.1

January 21, 2022

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, FL 33134

Re:	Registration Statement on Form S-3 (Registration No. 333-235597)

Ladies and Gentlemen:

We have served as Florida counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with certain matters of Florida law arising out of the registration by the Company of 1,975,232 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares were issued pursuant to an Agreement and Plan of Merger (the “Acquisition Agreement”) among the Company, Genesis Acquisition Sub, Inc., Genesis Acquisition Sub 2, Inc., Henkels & McCoy Group, Inc., T. Roderick Henkels and Paul Henkels, Jr. (for certain purposes of the Acquisition Agreement) and T. Roderick Henkels (solely in his capacity as the shareholder representative for certain purposes of the Acquisition Agreement). We are rendering this opinion pursuant to the requirements of the Act in connection with the prospectus supplement (the “Prospectus Supplement”) dated as of the date hereof. The Prospectus Supplement relates to the sale by the Selling Shareholders named in the Prospectus Supplement of the Shares.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and all amendments thereto, and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the Securities Act;

2.	The Prospectus Supplement;

3.	The Acquisition Agreement;

4.	The Articles of Incorporation of the Company (the “Charter”), certified by the Florida Department of State (the “Department”);

5.	The Amended and Restated By-laws of the Company (the “By-laws”), certified as of the date hereof by an officer of the Company;

6.	A certificate of the Department as to the good standing of the Company, dated as of a recent date;

7.	Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), relating to the issuance of the Shares, certified as of the date hereof by an officer of the Company;

8.	A certificate executed by an officer of the Company, dated as of the date hereof; and

9.

Such other documents, records, certificates, memoranda, other instruments and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to factual matters material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations of officers or directors of the Company.

In expressing the opinion set forth below, we have assumed (but not verified) the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.

Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.

All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.	None of the Shares were or will be issued, sold or transferred in violation of any restriction on transfer set forth in Article V of the By-laws.

6.

Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the corporate laws of the State of Florida as in effect on the date hereof and we do not express any opinion herein concerning any other law. We express no opinion and provide no assurance as to the applicability or effect of any federal or state securities laws, rules or regulations. including the securities laws of the State of Florida, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any laws other than the corporate laws of the State of Florida as in effect on the date hereof, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is rendered solely in connection with the registration of the Shares for resale by the Selling Shareholders under the Registration Statement pursuant to the Prospectus Supplement. The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein and under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Holland & Knight LLP

Holland & Knight LLP

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